EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
New York City REIT, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-204433) on Form S-3D of New York City REIT, Inc. of our report dated March 15, 2019, with respect to the consolidated balance sheets of New York City REIT, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”), which report appears in the December 31, 2018 annual report on Form 10-K of New York City REIT, Inc.

/s/ KPMG LLP

New York, New York
March 15, 2019